Exhibit 99.1
FOR IMMEDIATE RELEASE

Contact:
Hanif Jamal	Kirsten Garvin
Chief Financial Officer	Director of Investor Relations
Tel: 760-931-5500	Tel: 760-476-3811
Email: investors@dothill.com	Email: kirsten.garvin@dothill.com
Dot Hill Reports Third Quarter 2007 Results
CARLSBAD, Calif. — November 8, 2007 — Dot Hill Systems Corp. (NASDAQ:HILL) today announced financial results for the third quarter ended September 30, 2007. For the third quarter of 2007, net revenue was $45.7 million, compared to $54.8 million for the third quarter of 2006 and $56.2 million for the second quarter of 2007. The revenue figures for the third quarter of 2007 were in-line with the revised guidance the company provided on October 3, 2007. The year-over-year decline in revenue was due to a decline in revenue from our largest OEM customer that was partially offset by revenues from our second largest OEM customer and from sales of our Series 2000 products to other customers. The sequential decline in revenue was primarily due to a slower than projected product ramp with our second largest OEM customer.
Net loss for the third quarter of 2007 was $4.1 million, or $0.09 per fully diluted share. The net loss per share figures for the third quarter of 2007 were also in-line with the revised guidance issued on October 3, 2007. This compares to a third quarter 2006 net loss of $60.1 million, or $1.34 per fully diluted share, inclusive of a tax charge of $1.17 per fully diluted share. Excluding this tax charge, the net loss for the third quarter of 2006 would have been $7.6 million, or $0.17 per fully diluted share. This also compares to a second quarter 2007 net loss of $3.7 million, or $0.08 per fully diluted share.
Gross margin for the third quarter of 2007 was 14.3 percent as compared to third quarter 2006 gross margin of 12.8 percent and second quarter 2007 gross margin of 12.3 percent. The increase in gross margin percentage on a year-over-year and a sequential basis was due to improved product margin on the company’s Series 2000 storage products and reductions in manufacturing overhead and variances.
The company exited the third quarter of 2007 with cash, cash equivalents and short-term investments of $90.2 million. This figure is an increase over the previous quarter figure of $88.4 million. The sequential increase in cash on a quarter-over-quarter basis was due to a pre-payment of $2.5 million for certain tooling equipment by one of our large customers as well as cyclical working capital factors.
“Our results in the third quarter demonstrate that we are making continued progress towards our longer term financial goals,” said Hanif Jamal, Dot Hill’s chief financial officer. “Over the past year, we have improved our gross margins, reduced our operating expenses, narrowed our losses and contained cash burn. While we have more work to do particularly in terms of top line growth, we believe we are on track in returning to profitability and are pleased with the improvements we have been able to achieve.”
“The company is targeting fourth quarter 2007 net revenue in the range of $44 to $48 million and a net loss per share in the range of $0.10 to $0.15 on a fully diluted basis. We continue to experience significant volatility especially with our two main sources of revenue — our two largest customers. We will continue to aggressively work on areas that are within our control including: reducing operating expenses, growing and refining our product line and filling the pipeline with new opportunities which will support our drive towards profitability in the near term.”
“We believe that we have made demonstrable progress in our Quiet R/Evolution and we now look forward to capitalizing on the foundation we have laid as we drive towards sustainable profitability,” said Dana Kammersgard, president and chief executive officer of Dot Hill.

Dot Hill’s third quarter 2007 financial results conference call is scheduled to take place on November 8, 2007 at 4:30 p.m. ET. Please join us for a live audio webcast at www.dothill.com in the Investor Relations section. If you prefer to join via telephone, please dial 877-407-8035 (U.S.) or 201-689-8035 (International) at least five minutes prior to the start of the call. A replay of the webcast will be available on the Dot Hill web site following the conference call. For a telephone replay, dial 877-660-6853 (U.S.) or 201-612-7415 (International) and enter account number 286, then passcode 259172.
About Non-GAAP Financial Measures
This press release contains financial results that exclude the effects of a tax charge, and are not in accordance with U.S. generally accepted accounting principles (GAAP). The company believes that this non-GAAP financial measure provides meaningful supplemental information to both management and investors that is indicative of the company’s core operating results and facilitates comparison of operating results across reporting periods. The company used this non-GAAP measure when evaluating its financial results as well as for internal resource management, planning and forecasting purposes. This non-GAAP measure should not be viewed in isolation from or as a substitute for the company’s expected financial results in accordance with GAAP.
About Dot Hill
Delivering innovative technology and global support, Dot Hill empowers the OEM community to bring unique storage solutions to market, quickly, easily and cost-effectively. Offering high performance and industry-leading uptime, Dot Hill’s RAID technology is the foundation for best-in-class storage solutions offering enterprise-class security, availability and data protection. The company’s products are in use today by the world’s leading service and equipment providers, common carriers, advanced technology and telecommunications companies as well as government agencies. Dot Hill solutions are certified to meet rigorous industry standards and military specifications, as well as RoHS and WEEE international environmental standards. Headquartered in Carlsbad, Calif., Dot Hill has offices and/or representatives in China, Germany, Japan, Netherlands, United Kingdom and the United States. For more information, visit us at http://www.dothill.com.
Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Such statements include statements regarding: Dot Hill’s projected financial results for the fourth quarter of 2007; Dot Hill’s ability to achieve profitability; continued diversification of Dot Hill’s revenue stream; and the transition of Dot Hill’s supply chain. The risks that contribute to the uncertain nature of the forward-looking statements include, among other things: the risk that actual financial results for the fourth quarter 2007 may be different from the financial guidance provided in this press release; the fact that no Dot Hill customer agreements provide for mandatory minimum purchase requirements; the risk that one or more of Dot Hill’s OEM or other customers may cancel or reduce orders, not order as forecasted or terminate their agreements with Dot Hill; the risk that Dot Hill’s new products may not prove to be popular; the risk that one or more of Dot Hill’s suppliers or subcontractors may fail to perform or may terminate their agreements with Dot Hill; unforeseen technological, intellectual property, personnel or engineering issues; and the additional risks set forth in the forms 8-K, 10-K and 10-Q most recently filed by Dot Hill. All forward-looking statements contained in this press release speak only as of the date on which they were made. Dot Hill undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

DOT HILL SYSTEMS CORP. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
AND COMPREHENSIVE LOSS
(In Thousands, Except Per Share Amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2006	2007	2006	2007
NET REVENUE	$54,846	$45,691	$179,797	$155,331
COST OF GOODS SOLD	47,813	39,166	147,833	135,208

GROSS PROFIT	7,033	6,525	31,964	20,123

OPERATING EXPENSES:
Sales and marketing	3,607	3,677	11,904	11,456
Research and development	8,221	5,746	30,053	16,617
General and administrative	4,181	2,424	14,305	9,416
Legal settlement	45	—	3,395	—

Total operating expenses	16,054	11,847	59,657	37,489

OPERATING LOSS	(9,021)	(5,322)	(27,693)	(17,366)

OTHER INCOME:
Interest income, net	1,403	1,255	4,115	3,794

LOSS BEFORE INCOME TAXES	(7,618)	(4,067)	(23,578)	(13,572)
INCOME TAX EXPENSE	52,468	56	48,109	255

NET LOSS	$(60,086)	$(4,123)	$(71,687)	$(13,827)

NET LOSS PER SHARE:
Basic	$(1.34)	$(0.09)	$(1.60)	$(0.30)

Diluted	$(1.34)	$(0.09)	$(1.60)	$(0.30)

WEIGHTED AVERAGE SHARES USED TO CALCULATE NET LOSS PER SHARE:
Basic	44,880	45,717	44,678	45,451

Diluted	44,880	45,717	44,678	45,451

COMPREHENSIVE LOSS:
Net loss	$(60,086)	$(4,123)	$(71,687)	$(13,827)
Foreign currency translation adjustments	(27)	(1,251)	(227)	(1,692)
Net unrealized gain (loss) on short-term investments	4	(2)	39	(2)

Comprehensive loss	$(60,109)	$(5,376)	$(71,875)	$(15,521)

2

DOT HILL SYSTEMS CORP. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In Thousands Except Per Share Amounts)
(Unaudited)

	December 31,	September 30,
	2006	2007
ASSETS
Current Assets:
Cash and cash equivalents	$99,663	$84,738
Short-term investments	—	5,471
Accounts receivable, net of allowance of $629 and $411	39,758	29,185
Inventories	2,210	4,882
Prepaid expenses and other	5,039	4,622

Total current assets	146,670	128,898
Property and equipment, net	9,738	10,322
Goodwill	40,725	40,725
Other intangible assets, net	4,382	2,686
Other assets	136	275

Total assets	$201,651	$182,906

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$31,099	$24,524
Accrued compensation	3,231	3,534
Accrued expenses	8,652	5,754
Deferred revenue	521	1,384
Income taxes payable	226	217

Total current liabilities	43,729	35,413
Long term deferred revenue	—	1,786
Other long-term liabilities	2,010	2,997

Total liabilities	45,739	40,196

Commitments and Contingencies
Stockholders’ Equity:
Preferred stock, $0.001 par value, 10,000 shares authorized, no shares issued or outstanding	—	—
Common stock, $0.001 par value, 100,000 shares authorized, 45,009 and 45,781 shares issued and outstanding at December 31, 2006 and September 30, 2007, respectively	45	46
Additional paid-in capital	290,705	293,480
Accumulated other comprehensive loss	(814)	(2,508)
Accumulated deficit	(134,024)	(148,308)

Total stockholders’ equity	155,912	142,710

Total liabilities and stockholders’ equity	$201,651	$182,906

3

Dot Hill Systems Corporation
Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,

	2006	2007	2006	2007

Cash Flows from Operating Activities:
Net Loss	$(60,086)	$(4,123)	$(71,687)	$(13,827)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation and amortization	1,933	1,609	5,405	5,031
Loss on disposal of property and equipment	4	47	75	213
Provision for doubtful accounts	243	(4)	246	(45)
Stock-based compensation expense	657	670	2,718	1,647
Deferred taxes	52,930	—	47,141	—
Changes in operating assets and liabilities:
Accounts receivable	12,701	8,718	(2,007)	10,887
Inventories	(256)	(1,820)	457	(2,646)
Prepaid expenses and other assets	14	(393)	138	332
Legal settlement receivable	5,720	—	—	—
Accounts payable	(7,364)	(5,252)	2,292	(9,076)
Accrued compensation and expenses	1,198	361	1,787	(2,644)
Accrued legal settlement	(9,025)	—	1,475	—
Deferred revenue	9	775	(989)	783
Income taxes payable	5	(4)	(46)	11
Restructuring accrual	—	—	(45)	—
Long term deferred revenue	—	1,786	—	1,786
Other long-term liabilities	(91)	616	1,152	551

Net cash (used in) provided by operating activities	(1,408)	2,986	(11,888)	(6,997)

Cash Flows from Investing Activities
Purchases of property and equipment	(1,005)	(1,862)	(3,998)	(3,776)
Sales and maturities of short-term investments	3,500	—	22,575	—
Purchase of short-term investments	—	(5,425)	(10,337)	(5,425)

Net cash provided by (used in) investing activities	2,495	(7,287)	8,240	(9,201)

Cash Flows from financing Activities
Proceeds from sale of stock to employees	452	459	1,055	967
Proceeds from exercise of stock options and warrants	55	29	777	163

Net cash provided by financing activities	507	488	1,832	1,130
Effect of Exchange Rate Changes on Cash	152	154	219	143

Net Increase (Decrease) in Cash and Cash Equivalents	1,746	(3,659)	(1,597)	(14,925)
Cash and Cash Equivalents, beginning of period	105,460	88,397	108,803	99,663

Cash and Cash Equivalents, end of period	$107,206	$84,738	$107,206	$84,738

Supplemental Disclosures of Cash Flow Information:
Cash paid for interest	$—	$—	$—	$—

Cash paid for income taxes	$1,433	$45	$1,482	$217

Supplemental Disclosure of Non-Cash Investing and Financing Activities:
Construction in progress costs incurred but not paid	$633	$414	$1,464	$768